Exhibit 10.7

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made and entered into as of February 14, 2022 (the “Effective Date”), by Energy Vault, Inc., a Delaware corporation (the “Company”), and EVFY, Inc., a Delaware corporation (“Consultant”).

RECITALS

A.       The Company is engaged in the business of designing, developing, and selling renewable energy storage products for utilities, independent power producers, and large industrial energy users.

B.       The Company is exploring opportunities to sell energy storage products and related software services into the residential consumer market and the small to mid-level commercial energy consumer markets (the “Alternative Markets”).

C.       Consultant has substantial expertise in designing and selling energy storage products for the Alternative Markets.

D.       Consultant and the Company have agreed on the terms and conditions pursuant to which Consultant will be retained to provide consulting services to the Company regarding the development of opportunities for the Company in the Alternative Markets.

NOW, THEREFORE, the Parties agree as follows:

1.          Retention of Consultant; Description of Services

Effective as of the date of this Agreement, Company shall retain Consultant, and Consultant hereby accepts such consulting relationship, upon the terms and conditions set forth in this Agreement. Consultant will perform consulting and advisory services on behalf of Company with respect to all matters relating to or affecting the services described on the scope of work, attached hereto as Exhibit A (the “Services”). Consultant shall perform and discharge well and faithfully for Company the Services during the term of this Agreement.

2.          Compensation; Expenses

a.          Consulting Fees

In full satisfaction for any and all consulting services rendered by Consultant for Company under this Agreement, Company will pay Consultant the total sum of $30,000 per month, payable on or before the first day of each month on account of the prior month.

b.         Expenses

In addition to the consulting fees specified in Section 2.a, Consultant will be reimbursed for all documented out-of-pocket expenses incurred in performing the Services, provided that Consultant shall obtain Company's prior written consent for any single expense in excess of $500. Expenses shall be reimbursed monthly, at the same time the consulting fees are paid, so long as Consultant provides Company with invoices for such expenses, and such supporting information or receipts as Company reasonably requests, prior to the date of payment. Except as provided in this Section 2.b., Consultant shall be responsible for all of its overhead costs and expenses associated with the Services including, without limitation, insurance and salaries and benefits of any employees of Consultant.

c.         Withholding; Benefits

All fees payable to Consultant under this Agreement shall be made in full, and without any withholding, deduction, or offset of any state or federal withholding taxes, FICA, SDI, or income taxes, nor shall Company be obligated to pay any of Consultant's employees' taxes. Consultant hereby agrees that it shall be solely responsible for all taxes, withholding, FICA, SDI, and other similar items (both employee and employer portions) with respect to all fees paid by Company under this Agreement, and agrees to indemnify and hold Company harmless with respect to such taxes and withholding.

3.          Term and Termination

a.          Term

The Parties contemplate agree that this Agreement will run for 36 months from the date hereof, but, in the first instance, the Agreement shall be considered as a firm commitment by the Parties for a period of one (I) year commencing on the Effective Date. At any time following the one-year anniversary of the Effective Date, either Party may notify the other that the Agreement is to be terminated, effective on thirty (30) days written notice. In the absence of any such notification, this Agreement will run from year to year up to the maximum period of three (3) years.

b.         Early Termination

Notwithstanding anything to the contrary in Section 3.a., this Agreement may be terminated by written notice from Company that, in Company's sole determination:

(1) Consultant has refused, failed, or is unable to render consulting services under this Agreement;

(2) Consultant has breached any of Consultant's other obligations under this Agreement; or

(3) Consultant has engaged or is engaging in conduct that in Company's sole determination is detrimental to Company.

If the Agreement is terminated for any of the reasons set forth in the preceding sentence, the right of Consultant to compensation set forth in Section 2 of this Agreement shall cease on the date of such termination, and Company shall have no further obligation to Consultant under any of the provisions of this Agreement. Consultant's obligations under section 5 of the Agreement shall survive the termination of the Agreement.

4.          Status

Consultant is not an agent, partner or joint venturer of Company. Company shall determine the work to be done by Consultant, but Consultant shall determine the legal means by which it accomplishes the work specified by Company.

5.          Confidential Information

a.        Definition of Confidential Information.

As used in this Agreement, the following words, terms, and phrases shall have the meanings set forth below:

(1)          “Confidential Information” shall mean and include any and all Information (as defined in this Agreement) of the following types: (a) business or financial information, financial statements, projections, business plans, or strategic or marketing plans, market studies, or analyses; (b) cost and expense information, pricing and discount information, gross or net profit margins, or analyses; (c) technical data, specifications, computer software (including both source code and object code or “executable” software), databases, and database designs; (d) processes, transactions, and transaction procedures; (e) production data, shop drawings, engineering studies or reports, feasibility studies or manufacturing studies, parts lists, product specifications, identity of suppliers or terms of supply agreements or arrangements, production procedures, trade secrets, or secret or proprietary processes and formulae; (f) marketing and customer data (including, but not limited to, identity or demographic analyses of customers), focus group reports, “shopping” reports, and marketing or advertising studies; (g) terms, conditions, provisions, or obligations of any contracts or agreements to which Company is a party or to which any of its assets are subject, or the identity of any Person who is a party to any contract or agreement with Company; (h) procedural or operational manuals, employee manuals, training manuals, or programs; (i) site selections or review reports, site selection criteria, demographic analyses of or regarding any locations of retail outlets of Company, the terms of any lease for any such retail outlet, or any summary thereof; U) the identity of any employee of Company, and the compensation, benefits, or terms of employment of any such employee; and (k) such other information of or regarding Company that Company actually maintains as confidential or proprietary; provided, however, that such information shall be deemed confidential only to the extent that it (a) has not been previously disclosed to the public, or (b) is not ascertainable from public or published information or trade sources, or (c) is not subsequently publicly disclosed (other than by a violation of this Agreement). Any Information that is marked or otherwise identified as “Confidential Information” at the time of Disclosure shall be presumed to be Confidential Information for the purposes of this Agreement.

(2)          “Information” shall mean and include any data or information Disclosed (as defined in this Agreement) in the form of (a) any written information, reports, documents, books, notebooks, memoranda, charts, or graphs; (b) computer tapes, disks, CD-ROM, files, or other mechanical or electronic media; (c) oral statements, representations, or presentations; (d) audio, visual, or audio-visual materials or presentations, including audiotapes, videocassettes, laser discs, or CDs; and (e) any other documentary, written, magnetic, or other permanent or semi-permanent form.

(3)          “Disclose” or “Disclosure” shall mean and include any delivery, transmittal, presentation, or representation of Information, by any Person to any other Person.

(4)          “Person” shall mean and include any individual or natural person, corporation, trust, proprietorship, partnership, limited partnership, joint venture, limited liability company, limited liability partnership, or any other entity.

b.        Restrictions on Use of Confidential Information

Consultant agrees to retain and maintain in strict confidence, and to require its agents, employees, independent contractors, and advisors to retain in confidence, any and all Confidential Information of Company. Consultant agrees that, without the prior express written consent of Company, Consultant shall not, either directly or indirectly, individually or in concert with others: (I) Disclose any such Confidential Information to any other Person; (2) use any such Confidential Information for the benefit of any Person other than Company; or (3) permit any Confidential Information to be Disclosed to or used by any Person other than Company.

c.          Continuing Obligation

Consultant expressly agrees and acknowledges that the obligations of Consultant pursuant to this Section 5 shall continue, notwithstanding the expiration of this Agreement, the completion of the services, and/or any termination of this Agreement by either Consultant or Company, so long as Consultant, or any agent, employee, independent contractor, or advisor of Consultant, has any knowledge, possession, or control of, or access to, any Confidential Information of Company. Upon the completion of the services, or any other termination or expiration of this Agreement, for any reason, Consultant shall, if required to do so by Company, promptly return to Company (without retaining copies, in any medium) any and all Confidential Information of Company in the possession or control of Consultant.

6.          Assignment and Successors

Company may assign any or all of its rights and duties under this Agreement at any time and from time to time without the consent of Consultant. Consultant may not assign any of its rights or duties under this Agreement without the prior written consent of Company, which consent may be withheld in Company's sole discretion. The parties agree that this Agreement shall be binding upon the successors of each party and shall insure to the benefit of, and be enforceable by, such successors, and any officers or directors thereof.

7.          MISCELLANEOUS

a.          Notices.

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been given when: (a) delivered by hand (with written confirmation of receipt); (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested; or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth on Exhibit A to this Agreement. Any Member may change that Member's address for the purpose of receiving notices, demands and other communications as provided in this Agreement by a written notice given in the above manner to the other Member to this Agreement.

b.          Equitable Relief

It is agreed that the rights granted to the Members under this Agreement are of a special and unique kind and character and that, if there were a breach by any Member of any material provision of this Agreement, the other Member would not have an adequate remedy at law. It is expressly agreed, therefore, that the rights of the Members under this Agreement may be enforced by equitable relief as is provided under the laws of the State of California.

c.          Attorney's Fees.

Should any Party engage an attorney or institute any action or proceeding at law or in equity, or in connection with an arbitration, to enforce any provision of this Agreement, including an action for declaratory relief, or for damages by reason of an alleged breach of any provision of this Agreement, or otherwise in connection with this Agreement, or any provision of this Agreement, the prevailing Member shall be entitled to recover from the losing Member or Members reasonable attorney fees and costs for services rendered to the prevailing Member in that action or proceeding.

d.          Applicable Law.

This Agreement shall, in all respects, be governed by the laws of the State of California.

e.          Further Assurances.

Each of the parties to this Agreement shall execute and deliver any and all additional papers, documents and other assurances, and shall do any and all acts and things reasonably necessary in connection with the performance of their obligations under this Agreement to carry out the intent of the parties to this Agreement.

f.           Modifications or Amendments.

No amendment, change or modification of this Agreement shall be valid, unless in writing and signed by all of the Parties.

g.          Entire Agreement.

This Agreement constitutes the entire understanding and agreement of the Parties with respect to its subject matter and any and all prior agreements, understandings or representations with respect to its subject matter in this agreement are terminated and canceled in their entirety and are of no further force or effect. Notwithstanding the foregoing, the Members acknowledge that they may enter into further written agreements, including without limitation, an operating agreement for the Company.

h.          Parties in Interest.

Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Members and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any party to this Agreement.

i.           Non-Waiver.

No waiver by any party to any breach of this Agreement or any provision of this Agreement shall be deemed to constitute a waiver of any preceding or succeeding breach of the same or any other provision of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

Energy Vault, Inc. (“Company”)

By:	/s/ Robert Piconi
Robert Piconi, CEO

EVFY, Inc. (“Company”)

By:	Marco Terruzzin
Marco Terruzzin, CEO

EXHIBIT A

THE SERVICES

•	Provide a monthly report summarizing ongoing efforts to identify key grant funding opportunities for Energy Vault in thee-mobility, and energy storage space.

•	Engage with potential property owners, property management firms, fleet operators, and industry trade shows in order to identify large EVSE commercial and industrial infrastructure projects.

•	Engage with automotive OEMs in order to create strategic alliances for electric vehicle second life batteries opportunities for deployment in stationary energy storage projects.

•	Identify strategic business opportunities which allow Energy Vault to leverage the EV Solutions software platform to create new revenue streams and profit pools in thee-mobility space.

•	Evaluate opportunities for Energy Vault to sell complete systems providing renewable energy, energy storage, EVSE, and related software services (the “Company Products”)

•	Prepare, on behalf of potential customers, feasibility studies and/or business plans evaluating and demonstrating the benefits and value of the Company Products